Exhibit 2.4

The Certificate Amendment of Certificate of Incorporation of the Corporation is hereby amended by changing Item 3 of Article FOURTH thereof numbered so that, as amended, said Article shall be and read as follows:

1.0 Designation and Rank.

The Series A Preferred, shall hereby be amended to reduce the currently authorized One Hundred Million (100,000,000) shares to Two Million (2,000,000) shares, and shall be renamed “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred”), with the certain rights, privileges, preferences, including but not limited to being senior to all other series and classes of the Corporation’s Preferred Stock and Common Stock currently issued and outstanding, as set forth herein.

Further, the rights, preferences and privileges of any class or series of Common Stock or Preferred Stock established and issued prior to the date of the filing of this Certificate Amendment of Certificate of Incorporation with the Delaware Secretary of State shall be junior to the Series A Convertible Preferred in priority to liquidation, conversion and preferences as set forth herein.

2.0 Dividend Rate and Rights.

Holders of the Series A Convertible Preferred shall be entitled to receive dividends or other distributions with the holders of the Corporations securities entitled to receive distributions, including but not limited to distributions dividends, Liquidation (as defined below) or other preferences when, and if, declared by the Directors of the Corporation.

3.0 Conversion into Common Stock.

3.1 Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph 3.2, at any time following the issuance of such shares Series A Convertible Preferred (a “Conversion”), into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying the number of issued and outstanding shares of the Corporation’s Voting (as hereinafter defined) as of the Date of Conversion Basis (as hereinafter defined) by 0.000002 (the “Conversion Rate”), then multiplying that number of shares of Series A Convertible Preferred to be converted (the “Conversion Shares”).

3.2 Notice of Conversion. Holders of Series A Convertible Preferred, at such holder’s sole option, may convert at any time following the issuance upon Ten (10) day written notice (“Notice Period”) delivered to the Corporation (the “Notice to Convert”), or earlier if the Notice Period is waived by the Corporation’s Board of Directors, or following an Event of Default (as defined below). Any Conversion of the Series A Convertible Preferred shall utilize the formula set forth in Paragraph 3.1 above applied to the number of shares of Common Stock issued and outstanding, on a Fully Diluted Basis on the exact date of conversion, not the date of the Notice to Convert (the “Conversion Date”). “Voting Securities”, for the purpose of this Certificate Amendment of Certificate of Incorporation of the Corporation, shall mean that the total number of issued and outstanding shares of all classes of the Corporation’s Common Stock, Preferred Stock and other securities issued by the Corporation entitled to vote.

3.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined based on the total number of shares of Series A Convertible Preferred the holder has at the time and is converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Convertible Preferred to be converted, duly endorsed, or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Convertible Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred to be converted.

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3.4 Adjustments to Conversion Price - Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property of the Corporation to another corporation for cash, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Convertible Preferred at least thirty (30) days prior to the consummation of such event, a notice thereof and each such holder shall have the option to either (i) convert such holder’s shares of Series A Shares into shares of Common Stock pursuant to this Paragraph 3 and thereafter receive the number of shares of Common Stock or other securities or property, or cash, as the case may be, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Convertible Preferred would have been entitled upon conversion immediately preceding such consolidation, merger or conveyance, or (ii) exercise such holder’s rights pursuant to Section 8.1(a) hereof; provided however that the Conversion Rate of the Series A Convertible Preferred shall not be subject to or affected as to the number of Conversion Shares by reason of as a result of any recapitalization, restructuring, reorganization or any reverse or forward stock split effectuated following the date hereof.

4.0 No Impairment.

The Corporation will not, by amendment of its Articles of Incorporation or by amendment to the Certificate Amendment of Certificate of Incorporation of the Corporation of the Rights, Privileges, Preferences and Restrictions of the Convertible Preferred Stock establishing the Series A Convertible Preferred, which shall be prepared as a separate document and filed with the requisite regulatory agencies and state registry, or by resolutions adopted subsequent to the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue some or all of any class of its securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 4, and in the taking of all such action as may be necessary or appropriate in order to protect against impairment the conversion rights of the holders of shares of the Series A Convertible Preferred.

5.0 Reissuance or Modification of this Certificate Amendment of Certificate of Incorporation of the Corporation.

Upon the amendment of modification of this Certificate Amendment of Certificate of Incorporation of the Corporation resulting in an adjustment or readjustment of the Conversion Rate or the Conversion Price of the Series A Convertible Preferred pursuant to Paragraph 3 above, the Corporation shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Convertible Preferred then outstanding, a notice setting forth such adjustment or readjustment of the shares of Series A Convertible Preferred, and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time by any holder of Series A Convertible Preferred, furnish or cause to be furnished to all holders a like certificate setting forth (a) such adjustments and readjustments, and (b) the number of shares of Common Stock and the interest or amount, as the case may be, of other cash or property, which at the time would be received upon the conversion of the Series A Convertible Preferred.

6.0 Notices of Record Date.

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of shares of Series A Convertible Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

7.0 Common Stock Reserved.

The Corporation shall take such action as is necessary, and to amend the Articles of Incorporation, if required, to have authorized such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of the Series A Convertible Preferred into that number of shares of Common Stock underlying outstanding Series A Convertible Preferred giving effect to a simultaneous conversion of all other of the Corporations derivate securities then issued and outstanding.

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8.0 Liquidation Preference.

8.1 Distribution upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(a)	The holders of shares of the Series A Convertible Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the Corporation by reason of their ownership of such stock, an amount equal to their Redemption Price (as defined in Section 10 below) with respect to each share of Series A Convertible Preferred owned as of the date of Liquidation, plus all declared but unpaid dividends and interest with respect to such shares.

(b)	If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of shares of the Series A Convertible Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the shares of Series A Convertible Preferred ratably in proportion to the amounts to which they would otherwise be respectively entitled as if such shareholders of shares of Series A Shares had converted their shares of Series A Convertible Preferred into shares of the Corporation’s Common Stock prior to any distribution.

(c)	After payment of the full amounts to the holders of shares of Series A Convertible Preferred as set forth above in Paragraph 8.1, any remaining assets of the Corporation shall be distributed pro rata to the holders of all other classes of Preferred Stock and Common Stock (in the case of any Preferred Stock, on an “as converted” basis) into Common Stock.

8.2 Definition of Liquidation. For purposes of this Paragraph 8, a Liquidation shall be deemed to the sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record (including the holders of the Series A Convertible Preferred then issued and outstanding voting on an “as converted” basis), as constituted immediately prior to sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty one percent (51%) of the voting power of the surviving or acquiring entity.

8.3 Distributions upon Sales or Liquidation for other than Securities. If any of the assets of the Corporation are to be distributed other than in cash under this Paragraph 8, then the Board of Directors of the Corporation shall promptly engage recognized independent appraisers to determine the value of the assets to be distributed. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of all classes of the Corporation’s Preferred Stock and Common Stock of the appraiser’s valuation.

9.0 Voting Rights.

Except as required by law or waived by the holders of at least 51% of the issued and outstanding Series A Convertible Preferred, the holders of shares of Series A Convertible Preferred, together with all Preferred Stock, Common Stock and all other securities entitled to vote, which may be issued and outstanding at the time, shall be entitled to notice of any stockholders’ meeting. The holders of shares of Series A Convertible Preferred, together with all Preferred Stock, Common Stock and all other securities entitled to vote, which may be issued and outstanding at the time, shall vote as a single class. The holders of each share of Series A Convertible Preferred shall have that number of votes calculated an “as converted” basis pursuant to the provisions of Paragraph 3.1 above.

10.0 Optional Redemption by the Corporation.

Notwithstanding any other provision of this Certificate of Designation, and except as otherwise required by law, for as long as shares of Series A Stock remain outstanding the Corporation shall have the option to redeem all outstanding shares of Series A Stock at any time on an “all or nothing” basis (the “Redemption Offer”) at a redemption price equal to the Voting Percentage, calculated an “as converted” basis pursuant to the provisions of Paragraph 3.1, above times the Corporation’s Market Capitalization (the “Redemption Price”). Payments of the Redemption Price shall only be made in cash within Sixty (60) days of a notice (a “Redemption Notice”) to redeem to be sent by the Corporation to all holders of the Series A Stock outstanding at the time (the “Redemption Period”). Failing to effectuate the Redemption within the Redemption Period, the Corporation may not redeem any of the shares of the Series A Stock for a period of One Hundred Eighty days (the “Standstill Period”). The Standstill Period shall follow any subsequent Redemption Offer for as long as any of the Series A Stock is outstanding. “Market Capitalization“ for the purposes of this Certificate of Designation shall mean the higher of (a) the Shareholders Equity, or (b) the total number of shares of the Corporation’s Common Stock issued and outstanding , on an “as converted” basis pursuant to the provisions of Paragraph 3.1 above, time the Five (5) day trailing average closing price of the Corporation’s shares as listed on OTCMarkets.com or other national stock exchange.

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11.0 Protective Covenants.

In addition to any other rights provided by applicable law to the holders of the Corporation’s Common Stock and Preferred Stock, including but not limited to the this Certificate Amendment of Certificate of Incorporation of the Corporation as to the rights, privileges, preferences and restrictions afforded the holders of the Series A Convertible Preferred for as long as shares of the Series A Convertible Preferred or any shares thereof remain outstanding, without the affirmative vote by written consent of the holders of Fifty-one percent (51%) of the then issued and outstanding shares of Series A Convertible Preferred, neither the Board nor the Corporation’s shareholders shall be allowed to:

11.1 Amendment. Amend the Corporation’s Articles of Incorporation, amend or increase the size of any incentive stock compensation plan(s) or other benefit programs of the Corporation, or make any distributions, redemption of any other class of the Corporation’s Common Stock or Preferred Stock, or repurchase stock options or warrants to purchase capital stock of the Corporation; or,

11.2 Material Changes to the Business of the Corporation. Make any material changes to the business of the Corporation; or,

11.3 Modification of Amendment of this Certificate Amendment of Certificate of Incorporation of the Corporation. Effectuate any amendment of other modification to the terms of this Certificate Amendment of Certificate of Incorporation of the Corporation or to the Corporation’s Articles of Incorporation or Bylaws, or create any other class or series of Common or Preferred Stock created subsequent to the date hereof having preferences over or being on a parity with the Series A Convertible Preferred as to dividends, liquidation, conversion or any other right and privilege of the Series A Convertible Preferred, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof, are to be used first for the retirement of all Series A Convertible Preferred then outstanding; or,

11.4 Pay Disproportionate Dividends. Allow any payment of dividends unless all holders of the Series A Convertible Preferred issued and outstanding at the time participate in such dividends with the holders of Common Stock in proportion to their respective voting rights calculated using the applicable Conversion Rate; or.

11.5 Maintain Current Records and Financial Statements. Fail to keep proper records, financial or otherwise, unless waived by the holders of the requisite number of holders of Series A Convertible Preferred issued and outstanding at the time, the Corporation shall provide the holders of the Series A Convertible Preferred with financial statements within the time period required by the applicable securities and listing rules and regulations following the close of each fiscal quarter, and the Corporation’s fiscal year; or,

11.6 Event of Default; Remedies. Unless waived in writing by waived by the holders of the requisite number of holders of Series A Convertible Preferred, issued and outstanding at the time, a violation or breech of any of the above covenants shall constitute an event of default of these Protective Covenants (an “Event of Default”).

12.0 Reissuance.

The shares of Series A Convertible Preferred acquired by the Corporation by reason of Conversion, Redemption or otherwise, cannot be reissued as shares of Series A Convertible Preferred but can be reissued as a new class of Preferred Stock.

13.0 Notices.

Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and to any holder of shares of Series A Convertible Preferred, shall be delivered to it at its address as it appears on the stock records of the Corporation.

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